Exhibit 5.1

April 13, 2009

Portland General Electric Company

121 SW Salmon Street

Portland, OR 97204

Ladies and Gentlemen:

We have acted as special counsel for Portland General Electric Company, an Oregon corporation (the “Company”), in connection with the offering (the “Offering”) by the Company of $300,000,000 aggregate principal amount of its First Mortgage Bonds, 6.10% Series, Due April 15, 2019 (the “Bonds”) being issued pursuant to (1) the Indenture of Mortgage and Deed of Trust, dated July 1, 1945, as previously amended by various supplemental indentures prior to the date hereof (the “Mortgage”), and, by a Sixty-Second Supplemental Indenture, dated April 1, 2009 (the “Supplemental Indenture”) between the Company and HSBC Bank USA, National Association (formerly The Marine Midland Trust Company of New York), as trustee; (2) the “automatic shelf registration statement” as defined under Rule 405 on Form S-3 (File No. 333-143472) of the Company filed on June 1, 2007, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Securities Act”), including the information, if any, deemed, pursuant to Rule 430A, 430B or 430C under the Securities Act, to be part of the registration statement at the time of its effectiveness (the “Registration Statement”); (3) the prospectus, dated July 1, 2007, which forms a part of and is included in the Registration Statement in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act; (4) the final prospectus supplement, dated April 13, 2009, relating to the offering of the Bonds in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act; and (5) the Underwriting Agreement, dated April 13, 2009 by and between the Company and Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC, as representatives of the several underwriters named therein (the “Underwriting Agreement” and, together with the Mortgage, Supplemental Indenture, and Bonds, the “Transaction Documents”).

We have reviewed the corporate action of the Company in connection with the Offering and have examined the documents, corporate records, and other instruments we deemed necessary for purposes of this opinion. As to all factual matters material to the opinions expressed herein, we have (with your permission and without any investigation or independent verification) relied upon and assumed the accuracy and completeness of the representations, warranties, and covenants contained in the Transaction Documents. We have also assumed that the parties to the Transaction Documents will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions to the Transaction Documents.

In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents provided to us as originals, and the conformity to authentic original documents of all documents provided to us as certified, conformed, or photostatic copies. As to questions of fact material to the following opinions, when relevant facts were not independently established, we have relied upon certificates of public officials.

In addition, we have assumed that each party to the Transaction Documents, other than the Company (1) has satisfied those legal requirements that are applicable to it to the extent necessary to make the Transaction Documents enforceable against it and (2) has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Transaction Documents against the Company.

Based upon the foregoing and subject to the qualifications below, we are of the opinion that, assuming the due authentication of the Bonds in accordance with the terms of the Mortgage and the Supplemental Indenture, the Bonds, when delivered by the Company and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, Mortgage, and Supplemental Indenture, will constitute valid and binding obligations of the Company enforceable in accordance with their terms.

The above opinion is subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar laws relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including, but not limited to, those limiting the availability of specific performance, injunctive relief, and other equitable remedies, and principles of commercial reasonableness, good faith, and fair dealing (regardless of whether a proceeding is sought in equity or at law). We have further assumed that (1) the conduct of the parties to the Transaction Documents has complied with any requirement of good faith, fair dealing, or conscionability and (2) each party to the Transaction Documents and any agent acting for it in connection with the transactions contemplated by the Transaction Documents have acted in good faith and without notice of any defense against the enforcement of any rights created by, or adverse claim to any property or security interest transferred or created as part of, the transactions contemplated by the Transaction Documents. We express no opinion as to the effectiveness or enforceability of any provisions for choice of law, choice of forum, submission to jurisdiction, service of process, or waiving the right to jury trial.

The foregoing opinion is limited to matters governed by the laws of the United States of America and the states of Oregon and New York, in each case as they exist at the date hereof. We express no opinion as to the laws of any other jurisdiction. In addition, the foregoing opinion is based upon our consideration of only those statutes, rules and regulations that an Oregon or New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Transaction Documents, or the transactions provided for in the Transaction Documents.

This opinion letter and the opinion contained herein are as of the date set forth above, and we do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect our legal opinions expressed herein.

This letter contains our opinion as to certain legal conclusions as specifically set forth herein and should not be deemed to be a representation or opinion as to any factual matters. We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K filed by the Company in connection with the issuance and sale of the Bonds and incorporated by reference in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Securities Act Regulations.

Very truly yours,

/s/ STOEL RIVES LLP

Stoel Rives LLP